Exhibit 99.1

Press Release

 FOR IMMEDIATE RELEASE

SMART Global Holdings Appoints Maximiliane Straub as the Newest Independent Member to its Board of Directors

NEWARK, CA – April 1, 2019 – SMART Global Holdings, Inc. (“SMART”) (NASDAQ: SGH), the parent company of SMART Modular Technologies, Inc., today announced the appointment to its Board of Directors and its Audit Committee of Maximiliane Straub. Ms. Straub has been with the Robert Bosch companies for over 25 years and currently serves as the Chief Financial Officer of Bosch LLC, as Executive Vice President of Finance, Controlling and Administration of Bosch North America, and as a Member of the Board of Management Bosch North America. Prior to joining Bosch, Ms. Straub held several financial positions within the semiconductor division of Siemens and Siemens/Matsushita.

"We are very pleased to have Max join our board and we look forward to her contributions," said Ajay Shah, Chairman of the Board and CEO of SMART. "As we look to diversify our businesses, Ms. Straub’s extensive background in industrial technology, automotive components, IoT, M&A and post merger integration, her financial and operational expertise and her extensive experience with North American and European businesses will be of tremendous value to our board and to our shareholders, customers and suppliers.”

Ms. Straub is involved in developing technology and innovation and guides internal startups through the Bosch Startup Platform. She also mentors external startups through Bosch’s partnerships with 1871 and TechStars, and was instrumental in shaping Bosch’s North American strategy for diversity and inclusion, corporate social responsibility and innovation.

Ms. Straub currently serves as the Chair of the Board of Directors of Inforum, a professional organization focused on creating strategic connections to help advance professional women. In 2010 and 2015, Ms. Straub was recognized by Automotive News as one of the 'Top 100 Women in the Auto Industry.' She is a guest lecturer for the University of Michigan Ross School of Business program, “Ascending to the C-Suite: From Theory to Practice.”

With the recent resignation from our board by Iain MacKenzie who will continue to serve SGH in an advisory role, and the appointment of Ms. Straub, the board of SMART Global Holdings now has five independent and four non-independent members.

About SMART Global Holdings
The SMART family of companies are global leaders in specialty memory, storage and hybrid solutions serving the electronics industry with standard and custom products for over 25 years. SMART delivers components, modules and solutions to a broad customer base, including OEMs in computing, networking, communications, storage, mobile and industrial markets. With the addition of Penguin Computing and the creation of a new business unit, SMART Specialty Compute & Storage Solutions (SCSS), SMART has expanded its serviceable markets into areas requiring specialized computing platforms in artificial intelligence and machine learning, advanced modeling and high performance computing. Customers rely on SMART as a strategic supplier with custom designs, product quality, technical support, a global footprint, and the ability to provide locally manufactured products in multiple geographies.

See www.smartgh.com, www.smartm.com, www.smarth.com, www.smartsscs.com and www.penguincomputing.com for more information.

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Investor Contacts:
Karl Motey

Vice President

Strategic Marketing and Communications

(510) 624-8213
karl.motey@smartm.com

Suzanne Schmidt
Investor Relations for SMART Global Holdings, Inc.
(510) 360-8596
ir@smartm.com